Exhibit 10.32
AMENDMENT TO EMPLOYMENT AGREEMENT
August 1, 2005
Mr. Timothy C. Carlson
6 Ironwood Drive
Sandy Hook, CT
Dear Tim:
          For good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Company and you intending to be legally bound, agree by this letter to amend your employment agreement dated January 1, 2005 (the “Employment Agreement”) with ATMI, Inc. (the “Company”) to reflect your promotion effective March 1, 2005 to Senior Vice President, Business Development, as set forth below.
A)	Section 1.1 is deleted in its entirety and replaced by the following:
1.1 You shall serve as Senior Vice President, Business Development of the Company. You shall perform your duties at the Company’s Danbury, Connecticut headquarters or at such other place as you and the Company shall mutually agree. You shall travel from time to time as reasonably required in connection with the performance of your duties.
B)	Section 1.2 is deleted in its entirety and replaced by the following:
1.2 Subject to Section 5, you will, to the best of your ability, devote your full business time and good faith efforts to the performance of your duties hereunder and to the business and affairs of the ATMI Group. You agree to serve as an officer of the Company and ATMI Sub, if elected by their respective Boards of Directors, and to perform such executive duties consistent with your position as Senior Vice President, Business Development of the Company as may be reasonably assigned to you by their respective CEOs and Boards of Directors from time to time.
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          The Employment Agreement, as amended, remains in full force and effect, effective as of January 1, 2005.
          If you are in agreement with the foregoing, please so indicate by signing and returning the enclosed copy of this letter.

ATMI, INC.
By:
Name:
Title:

Accepted and agreed:

Timothy C. Carlson

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